UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 8, 2012

(Date of report)

SAGA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11588	38-3042953
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236

(Address of principal executive offices)

(313) 886-7070

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	With respect to the bonuses, if any, to be paid during any fiscal year, to the executive officers, other than the Chief Executive Officer, of Saga Communications, Inc. (the “Company”), the Chief Executive Officer provides input and makes recommendations to the Compensation Committee (the “Committee”) of the Board of Directors. The Committee receives such recommendations from the CEO and then, in its discretion, determines and recommends the bonuses to be paid to such executive officers to the full Board of Directors, which then makes the final determination of such bonuses in its discretion. With respect to the last fiscal year, the Committee received the recommendations of the CEO with respect to the bonuses to be paid to such executive officers for the last fiscal year, and determined and recommended to the Board of Directors the payment of cash bonuses for such executive officers. The Board of Directors approved the Committee’s recommendation on March 8, 2012. The amounts of such cash bonuses are set forth in the table below:

Name	Title	Amount
Samuel D. Bush	Senior Vice President, Chief Financial Officer and Treasurer	$30,000

Steven J. Goldstein	Executive Vice President and Group Program Director	$65,000

Warren S. Lada	Executive Vice President – Operations	$45,000

Marcia K. Lobaito	Senior Vice President, Secretary and Director of Business Affairs	$30,000

The Committee is also responsible for recommending to the Board the compensation of the CEO without management present. In February 2011, the Committee established a broadcast cash flow (“BCF”) goal with three different targets pursuant to the Chief Executive Officer Annual Incentive Plan (the “Plan”) and the CEO’s Employment Agreement, with a specific incentive award to be paid to the CEO depending on the achievement of a specific BCF target for the 2011 calendar year. The Committee noted that while the minimum threshold target and $350,000 incentive bonus associated therewith were not achieved under the Plan, the Company had achieved more than 98% of such target. The Committee also noted, among other things, overall CEO compensation of certain peer companies and the Company’s overall performance, strategic direction and management in a continuing difficult economic environment. In particular, the Committee recognized the significant achievements of the Company under the leadership of the CEO during 2011, including an 8.2% increase in free cash flow and the reduction of the Company’s outstanding bank debt from $96.1 million to $69.1 million. Based on foregoing, the Committee recommended that the Board approve a $350,000 discretionary bonus to the CEO believing that it is in the Company’s best interest to do so, and after having considered that as a result of the award, based on the CEO’s total gross compensation for calendar 2011, the Company will not be able to deduct approximately $177,000 pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Based on such recommendation, the Board (without the CEO present) approved such discretionary bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Date: March 14, 2012	By:	/s/ Samuel D. Bush
Samuel D. Bush Senior Vice President, Chief Financial Officer and Treasurer